Exhibit 99.1

For more information, contact:

Inna Vyadro	William J. Stuart
Director of Investor Relations	Chief Financial Officer
Soapstone Networks	Soapstone Networks
978-715-2300	978-715-2300
ivyadro@soapstonenetworks.com	wstuart@soapstonenetworks.com

Soapstone Networks Announces Approval of Plan of Liquidation and

Dissolution by Board of Directors and Wind Down of Operations

Billerica, MA, June 15, 2009 — Soapstone Networks Inc. (NASDAQ: SOAP), today announced that its Board of Directors (the “Board”) has unanimously approved a plan of dissolution and liquidation of the Company (the “Plan of Liquidation”) and that it will file a proxy statement seeking stockholder approval of such plan.

As part of this decision, the Company has ceased the development and marketing of the Soapstone Provider Network Controller (PNC) product and has reduced its workforce by 50 to a total of 14 employees. Moreover, if the Company’s stockholders approve the Plan of Liquidation, the Company intends to file a certificate of dissolution, delist its shares from NASDAQ, sell and monetize its non-cash assets, satisfy or settle its remaining liabilities and obligations, including any contingent liabilities and claims, terminate its remaining employees throughout the wind down period, and make one or more distributions to its stockholders of cash available for distribution.

The Company also announced that its Board has unanimously approved an extraordinary cash dividend of $3.75 per share, provided that the Board may adjust such amount at a later date to ensure there is remaining cash to satisfy potential liabilities. Such dividend will be payable after the stockholder meeting at which the Plan of Liquidation is approved by the Company’s stockholders and in connection with the filing of a Certificate of Dissolution with the Delaware Secretary of State.

The Company has analyzed its liquidation value and currently estimates that the amount of subsequent distributions to stockholders will range from $0.25 to $0.75 per share, for a total distribution, including the extraordinary cash dividend, of between $4.00 and $4.50 per share. The amount of these distributions, however, may vary substantially from these estimates based on the resolution of outstanding known and contingent liabilities and the possible assertion of claims that are currently unknown to the Company. If, prior to its dissolution, the Company receives an offer for a transaction that will, in the view of the Board, provide superior value to stockholders than the value of the estimated distributions under the Plan, taking into account all factors that could affect valuation, including timing and certainty of payment or closing, credit market risks, proposed terms and other factors, the Plan of Liquidation and the dissolution could be abandoned in favor of such a transaction.

The Board made this decision after completing an exhaustive evaluation of various strategic alternatives available to the Company for enhancing stockholder value, including but not limited to, continued execution of the Company’s business plan, the payment of a cash dividend to the Company’s stockholders, a repurchase by the Company of shares of its capital stock, the sale or spin off of Company assets, partnering or other collaboration agreements, a merger, sale or liquidation of, or acquisition by, the Company or other strategic transaction. The Company and its external advisors, including its financial advisor Morgan Stanley & Co. Incorporated, devoted substantial time and effort in identifying potential buyers or strategic partners and entered into negotiations with several potential partners; however, that process did not yield a potential transaction which the Board viewed as reasonably likely to provide greater realizable value to its stockholders than the complete dissolution and liquidation of the Company in accordance with the Plan of Liquidation.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Soapstone Networks Inc. plans to file expeditiously with the SEC and mail to its stockholders a Proxy Statement in connection with the proposed dissolution and liquidation. The Proxy Statement will contain important information about the Company, the proposed dissolution and liquidation and related matters. Investors and stockholders are urged to read the Proxy Statement carefully when it is available.

Investors and stockholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from the Company by contacting the investor relations department of Soapstone Networks at 978-715-2300.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This release contains information about Soapstone Networks’ future expectations, potential dividends, liquidation obligations, expenses and plans, as well as the strategic review undertaken by Soapstone, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the following: our stockholders may not approve the Plan of Liquidation; the precise nature, amount and timing of any distributions to stockholders will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, resolution of outstanding litigation matters and unexpected or greater than expected expenses; our board of directors could elect to abandon or delay implementation of the Plan of Liquidation; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; we could incur costs to terminate, retain or replace personnel and consultants; our stockholders will not be able to publicly trade our stock after we close our stock transfer books on the date we file a certificate of dissolution with the Delaware Secretary of State; and we will continue to incur the expenses of complying with public company reporting requirements. Further information on potential risk factors that could affect Soapstone, its business and its financial results are set forth in Soapstone’s filings with the Securities and Exchange Commission. Soapstone does not undertake any duty to update forward-looking statements.

About Soapstone Networks Inc.

Soapstone Networks Inc. is based in Billerica, Massachusetts. For more information about Soapstone, visit www.soapstonenetworks.com or phone 978-715-2300.